Exhibit 99.1

INC Research Further Strengthens Board of Directors Through

Appointment of Pharmaceutical Executive Eric P. Pâques

RALEIGH, N.C., Feb. 8, 2017 – INC Research Holdings, Inc. (Nasdaq: INCR), a leading global Phase I to IV contract research organization, today announced the appointment of Eric Paul Pâques, previously the Chief Executive Officer for GRÜNENTHAL GROUP, to the Company’s Board of Directors. Mr. Pâques joins the INC Research Board as an independent director and will be a Class I director serving a term ending at the Company’s 2018 Annual Meeting.

“We are pleased to welcome Eric to the INC Research Board,” said David Norton, Chairman of the Board of Directors. “Eric has spent his entire career in pharmaceuticals, and we believe his insight into this ever-changing industry will be invaluable to INC as we continue to expand worldwide and focus on being the ‘CRO of Choice’ for customers, employees and other stakeholders alike. Eric brings to the board global experience in pharmaceutical management with specific expertise in both the sciences and finance. We are delighted to have such a multi-faceted business professional join our Board to help guide the overall direction of our Company.”

Mr. Pâques started his career at Hoechst AG (later HMR and Aventis) before joining GRÜNENTHAL GROUP, a research-based family owned pharmaceutical company, in 1994. During his career, he has held leadership positions in various areas of the organization, including Research & Development, M&A, and Licensing among others as well as Corporate Head of commercial organizations in several countries. Mr. Pâques is currently a professor at the faculty for mathematics, informatics, and natural sciences at RWTH-AACHEN University in Germany.

Mr. Pâques completed his undergraduate studies in chemistry, followed by his doctoral thesis at the Max-Planck-Institute of Biochemistry in Munich, Germany and the Université Catholique de Louvain in Belgium. Mr. Pâques is Chairman of the Supervisory Board of Proteros Biostructure GmbH in Munich.

About INC Research

INC Research (Nasdaq: INCR) is a leading global contract research organization (“CRO”) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

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CONTACT:

Investor Relations Contact:

Ronnie Speight

Vice President, Investor Relations

Phone: +1 (919) 745-2745

Email: Investor.Relations@incresearch.com

Press/Media Contact:

Lori Dorer

Senior Director, Corporate Communications

Phone: +1 (919) 745-2890

Email: Corporate.Communications@incresearch.com